EXHIBIT 99.1

[WMS LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth                            Joseph N. Jaffoni, Richard Land
Chief Financial Officer                          Jaffoni & Collins Incorporated
WMS Industries Inc.                              212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

         WMS INDUSTRIES SECOND QUARTER REVENUES RISE 83% TO $94 MILLION

      - QUARTERLY NEW UNIT SHIPMENTS INCREASE 102% TO 5,811 GAMING DEVICES; CURRENT INSTALLED BASE OF PARTICIPATION GAMES APPROACHES 5,250 UNITS
               WHILE AVERAGE REVENUE PER DAY RISES 20% TO $46.30 -

 - GROSS PROFIT RISES 58% TO $46.2 MILLION; DILUTED EARNINGS PER SHARE OF $0.12 REFLECT HIGHER QUARTERLY COSTS TO SUPPORT FINAL STAGE OF RE-EMERGENCE PLAN -

  - RAISES FISCAL 2005 REVENUE GUIDANCE RANGE TO $370 MILLION TO $395 MILLION -

Waukegan, Illinois, February 1, 2005 - WMS Industries Inc. (NYSE:WMS) today reported net income of $3.9 million, or $0.12 per diluted share, for the Company's fiscal 2005 second quarter ended December 31, 2004 compared to a net loss of $0.4 million, or $0.01 loss per diluted share, for the December 2003 quarter. Total revenues for the December 2004 quarter increased 83%, or $42.5 million, to $94.0 million compared to total revenues of $51.5 million in the December 2003 quarter. The increase in total revenues was due to a 102% quarter-over-quarter improvement in new unit shipments to 5,811 units, an 18% increase in the average selling price of new gaming units to $9,938, a 4% increase in the average installed base of participation games to 4,712 units and a 20% increase in the average revenue per day of participation games to $46.30.

WMS' fiscal 2005 second quarter total revenues exceeded the Company's guidance for revenues of $85 million to $90 million, and new unit shipments of 5,811 units also surpassed the Company's guidance for 5,100 to 5,300 new unit shipments for the December 2004 quarter. In addition, the average selling price for new units exceeded the average selling price in the fiscal 2005 first quarter, as anticipated by the guidance. The installed base of participation games as of December 31, 2004 was 5,021 units and in-line with the anticipated installed base of between 4,900 to 5,100 units contemplated in the Company's guidance. As expected, average revenue per day for participation games continued to grow over the average revenue per day achieved in the Company's quarter ended September 30, 2004.

FINANCIAL GUIDANCE
WMS today raised its fiscal 2005 guidance and initiated fiscal 2005 third quarter guidance for revenue and other financial metrics as outlined in the table below. The fiscal 2005 revenue guidance is based on current open orders for over 7,800 new gaming devices and over 2,100 participation gaming devices. The Company expects that higher research and development, selling and administrative, and depreciation and amortization expense - which are largely related to higher unit sales and participation game placements - will partially offset the increase in gross profit from the higher revenues.

                                     -more-

WMS INDUSTRIES, 2/1/05                                                    page 2

-----------------------------------------------------------------------------------------------------------------------------------
                                    Fiscal 2005       Fiscal 2004          Fiscal 2005         Fiscal 2005         Fiscal 2004
                                   Third Quarter      Third Quarter         Year End            Year End            Year End
                                                                              Prior              Revised
                                     Guidance           Actual              Guidance            Guidance             Actual
---------------------------------------------------------------------  ------------------------------------------------------------
Total Revenues (in millions)        $98 - $103            $64              $340 - $360         $370 - $395            $230
---------------------------------------------------------------------  ------------------------------------------------------------
New Unit Shipments                       6,000 +         3,926           21,000 - 22,500     22,000 - 23,000         12,661
---------------------------------------------------------------------  ------------------------------------------------------------
Average Sales Price Per Unit           $10,000 +        $8,794              $10,000 +           $10,000 +            $8,813
---------------------------------------------------------------------  ------------------------------------------------------------
Installed Participation Base at
  Period End                       5,600 - 5,800         4,216            5,800 - 6,000       6,200 - 6,500           4,240
---------------------------------------------------------------------  ------------------------------------------------------------
Net Revenue Per Day Per Machine      $46 - $48          $37.87              $43 - $45           $45 - $48            $39.60
-----------------------------------------------------------------------------------------------------------------------------------

The following table summarizes the key components related to revenue generation in the three and six-month periods ended December 31 (in millions, except unit data):

                                                          Three Months Ended         Six Months Ended
                                                              December 31,              December 31,
                                                          2004          2003        2004           2003
                                                       ----------   ----------   ----------    ----------
Product Sales Revenues
    New Unit Sales Revenue                             $     57.8   $     24.1   $     99.1    $     42.6
    Parts, Used Games, Conversions and OEM Revenues          11.6          6.7         23.7          13.1
                                                       ----------   ----------   ----------    ----------
    Total Product Sales Revenues                       $     69.4   $     30.8   $    122.8    $     55.7
                                                       ==========   ==========   ==========    ==========
    New Units Sold                                          5,811        2,873       10,031         5,093
    Average Sales Price Per Unit                       $    9,938   $    8,401   $    9,877    $    8,364

Gaming Operations Revenues
    Participation Revenue                              $     20.1   $     16.1   $     36.2    $     34.2
    Royalties, VLTs and Other Lease Revenues                  4.5          4.6         10.1           8.3
                                                       ----------   ----------   ----------    ----------
    Total Gaming Operations Revenues                   $     24.6   $     20.7   $     46.3    $     42.5
                                                       ==========   ==========   ==========    ==========

    Average Participation Installed Base                    4,712        4,549        4,436         4,701
    Installed Participation Base at Period End              5,021        4,538        5,021         4,538
    Average Net Revenue Per Day Per Machine            $    46.30   $    38.43   $    44.26    $    39.61

                                     -more-

WMS INDUSTRIES, 2/1/05                                                    page 3

New units sold in the fiscal 2005 second quarter included 5,684 new Bluebird(R) gaming devices, 90 hybrid units and 37 legacy units. The average selling price per new unit increased 18% from the prior year quarter to $9,938 in the December 2004 quarter reflecting the benefit of increased sales of gaming devices housed in our Bluebird cabinet, which generated an average selling price per unit of $10,025 in the fiscal 2005 second quarter. The increase in total revenues for the December 2004 quarter also included an increase of $4.9 million, or 73%, in OEM, parts, used games and conversions revenues resulting from shipment of 1,500 OEM units to Multimedia Games, and greater conversion sales, as we shipped 1,102 conversion kits, including 969 CPU-NXT(TM) upgrade kits in the quarter.

Gaming operations revenues of $24.6 million increased by $3.9 million in the December 2004 quarter compared to the December 2003 quarter. The average installed base of participation gaming devices increased to 4,712 units in the December 2004 quarter from 4,549 units in the prior year quarter. The period end installed base grew 535 units to 5,021 units at December 31, 2004 from 4,486 units at September 30, 2004, as we continued to roll-out four new participation games in the Bluebird cabinet: MONOPLY(TM) Money, MONOPOLY Once Around Deluxe(R), MEN IN BLACK(TM), and MATCH GAME(TM). The success of these new games has accelerated our transition from participation games in legacy cabinets to new games in Bluebird cabinets as we installed 1,271 new games in Bluebird cabinets in the December 2004 quarter and at December 31, 2004, approximately 40% of our participation installed base is in Bluebird cabinets.

Since December 31, 2004, we have added over 200 additional participation gaming devices resulting in a current installed base approaching 5,250 units. We expect growth in our installed base and average net revenue per day of gaming operations machines in future quarters as we continue to install new participation games in our Bluebird cabinet. As of today, our open orders for conversions and new participation games exceed 2,100 games of which over 1,600 are for new gaming devices with the balance for conversion of existing gaming devices. This current level of open orders remains among the highest in our history, even after the growth of the installed base footprint by over 1,000 units, or 25%, since June 30, 2004.

The average revenue per day for participation gaming devices in the December 2004 quarter increased by $7.87 per day, or 20%, from the December 2003 quarter and by $4.35 per day, or 10%, from the September 2004 quarter to $46.30. The Company believes this increase reflects the favorable response from casino patrons to the introduction of new game themes in the new Bluebird cabinet and the increase in placements of our wide-area progressive (WAP) gaming devices which generated a higher revenue per day than our non-linked participation game offerings. Our $46.30 average revenue per day includes both WAP and non-WAP games. Based on game refreshes, new game themes and the inclusion of the WAP product offerings, we expect the positive trend in average revenue per day to continue throughout fiscal 2005.

Total gross profit increased 58%, or $16.9 million, to $46.2 million for the December 2004 quarter from $29.3 million in the December 2003 quarter. The gross profit margin on product sales revenues was 38% for the December 2004 quarter and 39% for the December 2003 quarter. The gross margin percentage this quarter was impacted by the product mix as well as overtime and temporary help costs as a result of a high portion of our unit shipments occurring in the month of December. We continue to expect that in the future, the gross margin on the Bluebird gaming devices will approach the mid-40% range, as with greater production volumes we expect larger volume

                                     -more-

WMS INDUSTRIES, 2/1/05                                                    page 4

discounts from our suppliers, particularly with respect to electronic components, and with a leveling of production throughout the quarter we anticipate a reduction in the use of overtime and temporary help. In addition, the recently increased list price is expected to support margin growth. The gross profit margin on gaming operations in the December 2004 quarter decreased to 80% from 84% in the December 2003 quarter reflecting lower margins on WAP games and higher royalties payable to licensors, partially offset by higher royalties received from licensees.

Research and development expenses increased $3.3 million, or 32%, to $13.5 million in the December 2004 quarter compared to $10.2 million in the prior year quarter. These costs were up $1.4 million over the September 2004 quarter due to higher regulatory approval costs incurred for implementing the final approvals of CPU-NXT and Bluebird, for a greater number of new game themes and for the final legacy operating system upgrade in GLI territories, plus headcount increases to fully staff international game development studios and increased staff for the long-term portion of the technology improvement plan.

Selling and administrative expenses increased $5.8 million, or 43%, to $19.3 million in the December 2004 quarter compared to $13.5 million in the December 2003 quarter. These cost increases resulted from higher commissions based on substantially higher revenues, additional headcount, overtime and temporary contract labor for game installs, participation placements and certain administrative areas due to increased demand and the timing of shipments and additional trade show and marketing costs to continue to support the simultaneous launch of three new product lines, and higher equity compensation costs.

Depreciation and amortization expense increased $2.7 million from the December 2003 quarter as the level of investment in participation gaming devices for gaming operations increased with the installation of 1,271 new games in Bluebird cabinets during the December 2004 quarter. We expect the level of investment in gaming operations equipment will continue to increase throughout fiscal 2005 due to the on-going placement of new participation game themes, including WAP game themes, in our new Bluebird cabinet.

WMS generated a $5.1 million improvement in results from operations in the December 2004 quarter compared to the December 2003 quarter. The improved operating performance in the fiscal 2005 second quarter resulted from a $16.9 million increase in gross profit, partially offset by a $5.8 million increase in selling and administrative expenses, a $3.3 million increase in research and development expenses and a $2.7 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expenses of $1.0 million in the December 2004 quarter primarily related to our 2.75% Convertible Notes. Offsetting this, we recorded $1.5 million of pre and post-tax income related to final settlement of tax advances with our former subsidiary, Midway Games, which we had previously fully reserved. We also recorded a tax provision of $1.6 million in the December 2004 quarter reflecting the impact of our revised estimated annual effective tax rate of 32.5%.

"The December 2004 quarter revenues demonstrate that demand for our products continues to surpass our expectations for both gaming device sales and participation game placements," stated Brian Gamache, President and Chief Executive Officer. "Its been just over a year since we started

                                     -more-

WMS INDUSTRIES, 2/1/05                                                    page 5

shipping our new Bluebird cabinets powered by our CPU-NXT operating system and it's become increasingly clear to those following the gaming industry that our casino customers and their patrons alike have strongly embraced these new products. The increasing demand we are experiencing for our products validates that perception. At the same time, we continue to manage the Company with a long-term horizon with market share growth a primary objective. Hence, costs were incurred in the December 2004 quarter in several areas to ensure timely unit shipments, increased participation game placements and customer satisfaction.

"Since shipments of Bluebird cabinets and CPU-NXT upgrade kits began in December 2003, we have shipped an aggregate of 15,912 new units and 5,398 upgrade kits," continued Gamache. "The high earnings performance of our new games and the success of our award-winning cabinet has led to our open orders remaining strong at over 7,800 new Bluebird units and over 1,000 CPU-NXT upgrade kits, providing us with greater visibility to future results. We met or exceeded every revenue performance metric we provided as guidance for the December quarter and our revenue visibility for the March 2005 quarter is very good. As a result of this increasing visibility, this morning we are raising our fiscal 2005 revenue guidance to a range from $370 million to $395 million.

"Perhaps the strongest evidence of the acceptance of our product is demonstrated by our announcement today of the extended relationship with our Russian distributor, Unicum. At a minimum of 24,000 new units over the six-year term beginning July 1, 2005, this represents the largest single customer arrangement in our history. As reported in the industry, the Russian market is the fastest growing legalized market in the world. Teaming up with the market leader provides an excellent opportunity to further strengthen our penetration in this growing market. This extended arrangement is expected to result in a stream of gross profit dollars at about double our current volume of Russian business over the term of the agreement.

"Late last week we launched our first two Clint Eastwood-based games on A FISTFUL OF DOLLARS(TM) wide-area progressive jackpot in Nevada and Native American casinos," stated Gamache. "The product has met with unprecedented demand, as before we even launched the jackpot, our open orders amounted to over 600 games. The great game content our designers have created validates the investments we have made and expect to continue to make in licenses.

"We recognize the need to show greater improvement in our operating margins," continued Gamache. "We have attempted to balance increasing our operating margins and meeting customer delivery expectations while at the same time ramping up for the dramatic growth we are now experiencing. The success we had at G2E and the fact that customers accelerated their purchasing decisions in advance of the January 1, 2005 price increase, resulted in a tremendous concentration of quarterly activity in the month of December. We have implemented new processes and changed our production planning to make us more efficient throughout each quarter. In this regard, we are cautiously optimistic as we manufactured 34% of our expected March quarterly production in January 2005. We clearly recognize that we have to manage for greater profit and the actions we have taken are expected to help us achieve this objective.

                                     -more-

WMS INDUSTRIES, 2/1/05                                                    page 6

"Looking back on the last twelve months and the two years of development before that, we are delighted with the level of acceptance and excitement that our products have now achieved," concluded Gamache. "During these three years, we proved that we could deftly manage the development and approval process. In re-launching the Company, we came to realize that the operational requirements to handle the ever-increasing demand were greater than expected. As such, we have implemented action plans to improve the efficiencies of our operations and expect to see initial benefits in the current quarter. We are clearly focused on dramatically growing our market share and further distinguishing ourselves from others in the industry to ascend to the position as North America's second largest provider of gaming devices."

WMS Industries Inc. is hosting a conference call and web cast at 11:00 AM EST today, Tuesday, February 1, 2005. The conference call numbers are 212-346-6525 or 415-537-1886. To access the live call on the Internet, log on to www.wmsgaming.com (select "Company Info," then "Investor Relations"). Following its completion, a replay of the call can be can be accessed for sixty days on the Internet via www.wmsgaming.com.

MONOPOLY is a trademark of Hasbro Inc. (C)2005 Hasbro. Used with permission. All rights reserved.

MEN IN BLACK(TM) & (C)2002 Columbia Pictures Industries, Inc. All rights reserved.

MATCH GAME is a trademark of FremantleMedia Operations BV. Licensed by FremantleMedia Licensing Worldwide (C) 2004 FremantleMedia North America Inc. All rights reserved.

A FISTFUL OF DOLLARS (C) 1964 Unidis, S.A.R.L. All rights reserved.

CPU-NXT, Bluebird and Once Around Deluxe are trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as "may," "will," "should," "expect," "anticipate," "seek," "believe," "estimate," and "intend," among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include
(1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under "Item 1. Business-Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2004 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs.

                                - tables follow -

WMS INDUSTRIES, 2/1/05                                                    page 7

                           WMS INDUSTRIES INC.
                  Consolidated Statement of Operations
                  (in millions, except per share amounts)
                               (Unaudited)

                                                         Three Months Ended    Six Months Ended
                                                            December 31,         December 31,
                                                         -----------------    ------------------
                                                          2004       2003      2004        2003
                                                         -------   -------    -------    -------
Revenues:
    Product Sales                                        $  69.4   $  30.8    $ 122.8    $  55.7
    Gaming Operations                                       24.6      20.7       46.3       42.5
                                                         -------   -------    -------    -------
      Total Revenues                                        94.0      51.5      169.1       98.2

Costs and Expenses:
    Cost of Product Sales                                   42.8      18.9       74.6       34.1
    Cost of Gaming Operations                                5.0       3.3        9.6        7.4
    Research and Development                                13.5      10.2       25.6       20.5
    Selling and Administrative                              19.3      13.5       34.9       27.1
    Depreciation and Amortization                            8.7       6.0       15.5       12.3
                                                         -------   -------    -------    -------
      Total Costs and Expenses                              89.3      51.9      160.2      101.4
                                                         -------   -------    -------    -------

Operating Income (Loss)                                      4.7      (0.4)       8.9       (3.2)
Interest and Other Expense, Net                              0.8      (0.2)       0.4       (0.4)
                                                         -------   -------    -------    -------

Income (Loss) Before Income Taxes                            5.5      (0.6)       9.3       (3.6)
Provision (Benefit) for Income Taxes                         1.6      (0.2)       3.0       (1.3)
                                                         -------   -------    -------    -------

Net Income (Loss)                                        $   3.9   $  (0.4)   $   6.3    $  (2.3)
                                                         =======   =======    =======    =======
Basic Income (Loss) Per Share of Common Stock            $  0.13   $ (0.01)   $  0.21    $ (0.08)
                                                         =======   =======    =======    =======
Diluted Income (Loss) Per Share of Common Stock
    and Common Stock Equivalents                         $  0.12   $ (0.01)   $  0.20    $ (0.08)
                                                         =======   =======    =======    =======
Weighted-Average Common Shares:
    Basic Common Stock Outstanding                          30.6      29.5       30.4       29.4
                                                         =======   =======    =======    =======
    Diluted Common Stock and Common Stock Equivalents       37.6      29.5       31.4       29.4
                                                         =======   =======    =======    =======

                         - balance sheet data follows -

WMS INDUSTRIES, 2/1/05                                                    page 8

                               WMS INDUSTRIES INC.
                      Condensed Consolidated Balance Sheets
                                  (in millions)


                                                       December 31,     June 30,
                                                       ------------     -------
                                                           2004          2004
                                                       ------------     -------
                                                       (Unaudited)
ASSETS
------
    Cash and Short-term Investments
      Including $1.1 and $0.5 of Restricted Amounts
      for Progressive Jackpots, Respectively              $ 71.8        $116.2
    Receivables, Net                                        92.3          70.3
    Inventories                                            101.7          65.4
    Other Current Assets                                    29.0          26.1
                                                          ------        ------
        Total Current Assets                               294.8         278.0
                                                          ------        ------

    Gaming Operations Machines, Net                         37.3          24.9
    Property, Plant and Equipment, Net                      53.9          53.7
    Other Assets                                            43.2          38.4
                                                          ------        ------

    Total Assets                                          $429.2        $395.0
                                                          ======        ======

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
    Accounts Payable                                      $ 31.2        $ 17.1
    Accrued Liabilities                                     25.8          23.4
                                                          ------        ------
        Total Current Liabilities                           57.0          40.5

    2.75% Convertible Subordinated Notes Due 2010          115.0         115.0

    Stockholders' Equity:
      Common Stock                                          16.2          16.2
      Additional Paid-in Capital                           214.8         206.7
      Retained Earnings                                     49.4          43.1
      Unearned Restricted Stock                             (8.8)         (1.3)
      Accumulated Other Comprehensive Income                 2.0           1.0
      Treasury Stock                                       (16.4)        (26.2)
                                                          ------        ------
        Total Stockholders' Equity                         257.2         239.5
                                                          ------        ------

    Total Liabilities and Stockholders' Equity            $429.2        $395.0
                                                          ======        ======

                       - statement of cash flows follows -

WMS INDUSTRIES, 2/1/05                                                    page 9

                               WMS INDUSTRIES INC.
                 Condensed Consolidated Statement of Cash Flows
                                  (in millions)
                                   (Unaudited)

                                                                   Three Months Ended      Six Months Ended
                                                                     December 31,            December 31,
                                                                  --------------------   -------------------
                                                                     2004       2003        2004      2003
                                                                  --------    --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                                 $    3.9    $   (0.4)  $    6.3   $   (2.3)
Adjustments to Reconcile Net Income (Loss) to
    Net Cash Used by Operating Activities:
      Depreciation and Amortization                                    8.7         6.0       15.5       12.3
      Receivables Provision                                            0.1         0.2        0.1        0.2
      Deferred Income Taxes                                            1.6        (0.2)       3.0       (1.3)
      Non-Cash Expenses                                                0.8         0.4        1.5        0.6
      Tax Benefit from Exercise of Stock Options                       2.6         2.5        2.7        3.7
      Decrease from Changes in Operating Assets and Liabilities      (18.1)      (12.3)     (53.3)     (30.8)
                                                                  --------    --------   --------   --------

Net Cash Used by Operating Activities                                 (0.4)       (3.8)     (24.2)     (17.6)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Plant and Equipment                             (2.7)       (4.3)      (4.2)      (6.0)
Additions to Gaming Operations Machines                              (15.5)       (1.8)     (24.3)      (6.5)
Net Change in Short-Term Investments                                   9.7        (0.3)       9.5        2.6
                                                                  --------    --------   --------   --------

Net Cash Used by Investing Activities                                 (8.5)       (6.4)     (19.0)      (9.9)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received on Exercise of Common Stock Options                      6.2         4.4        6.8        6.0
Gross Proceeds from the Issuance of Convertible Notes                   --          --         --       15.0
Debt Issuance Costs                                                     --          --         --       (0.7)
Purchase of Treasury Stock                                              --          --         --       (5.0)
                                                                  --------    --------   --------   --------

Net Cash Provided by Financing Activities                              6.2         4.4        6.8       15.3

EFFECT OF EXCHANGE RATES ON CASH                                       0.9         0.4        0.9        0.2
                                                                  --------    --------   --------   --------

Decrease in Cash and Cash Equivalents                                 (1.8)       (5.4)     (35.5)     (12.0)
Cash and Cash Equivalents at Beginning of Period                      26.2        93.0       59.9       99.6
                                                                  --------    --------   --------   --------

Cash and Cash Equivalents at End of Period                        $   24.4    $   87.6   $   24.4   $   87.6
                                                                  ========    ========   ========   ========

                          - supplemental data follows -

WMS INDUSTRIES, 2/1/05                                                   page 10

                               WMS INDUSTRIES INC.
                                Supplemental Data
                     (in millions, except per share amounts)
                                   (Unaudited)

                                                                 Three Months Ended      Six Months Ended
                                                                     December 31,          December 31,
                                                                 ------------------     -----------------
                                                                  2004       2003        2004       2003
                                                                 ------     ------      ------     ------
Supplemental Data -
    Reconciliation of Earnings (Loss) Per Share:
      Net Income (Loss)                                          $  3.9     $ (0.4)     $  6.3     $ (2.3)
      After Tax Interest Expense and Amortization of
        Issuance Cost on Convertible Subordinated Debentures        0.6         --          --         --
                                                                 ------     ------      ------     ------

      Diluted Earnings Per Share (Numerator)                     $  4.5     $ (0.4)     $  6.3     $ (2.3)
                                                                 ======     ======      ======     ======

      Basic Weighted Average Common Shares Outstanding             30.6       29.5        30.4       29.4
      Dilutive Effect of Stock Options                              1.1         --         0.9         --
      Dilutive Effect of Restricted Common Stock                    0.1         --         0.1         --
      Dilutive Effect of Convertible Subordinated Debentures        5.8         --          --         --
                                                                 ------     ------      ------     ------

      Diluted Earnings Per Share (Denominator)                     37.6       29.5        31.4       29.4
                                                                 ======     ======      ======     ======

      Basic Income (Loss) Per Share of Common Stock              $ 0.13     $(0.01)     $ 0.21     $(0.08)
                                                                 ======     ======      ======     ======
      Diluted Income (Loss) Per Share of Common Stock            $ 0.12     $(0.01)     $ 0.20     $(0.08)
                                                                 ======     ======      ======     ======




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